SCHEDULE 14C INFORMATION
                                 (RULE 14C-101)

                             Information Statement
        Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[X]      Preliminary Information Statement
[ ]      Definitive Information Statement
[ ]      Confidential, for Use of the Commission Only
          (as permitted by Rule 14c-5(d)(2))


                          ODYSSEY PICTURES CORPORATION
                ------------------------------------------------
                (Name of Registrant As Specified In Its Charter)


Payment of Filing Fee (Check the Appropriate Box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which the transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ] Fee paid previously with preliminary materials

[ ] check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                          ODYSSEY PICTURES CORPORATION
                         16910 DALLAS PARKWAY, SUITE 104
                               DALLAS, TEXAS 75248
                                 (972) 818-7990


                              INFORMATION STATEMENT
                             PURSUANT TO SECTION 14
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                 AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY



                                                                Dallas, Texas
                                                                October 10, 2004


     This information statement has been mailed on or about October 10, 2004 to the stockholders of record on October 10, 2004 (the "Record Date") of Odyssey Pictures Corporation, a Nevada corporation (the "Company") in connection with certain actions to be taken by the written consent of the majority stockholders of the Company, dated as of October 10, 2004. The actions to be taken pursuant to the written consent shall be taken on or about December 1, 2004, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.



                              By Order of the Board of Directors,

                              /s/ John W. Foster
                              ----------------------------------
                              Chairman

NOTICE OF ACTION TO BE TAKEN PURSUANT THE WRITTEN CONSENT OF THE MAJORITY STOCKHOLDERS IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS, DATED OCTOBER 10, 2004

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that the following action will be taken pursuant to the written consent of a majority of the stockholders dated October 10, 2004, in lieu of a special meeting of the stockholders. Such action will be taken on or about December 1, 2004:

     o The Company's Articles of Incorporation, as amended, will be amended to increase the number of authorized shares of common stock, $.01 par value per share (the "Common Stock"), of the Company from 40,000,000 shares to 100,000,000 shares.


                      OUTSTANDING SHARES AND VOTING RIGHTS

     As of the Record Date, the Company's authorized capitalization consisted of 60,000,000 shares of stock (40,000,000 shares of Common Stock, $.01 par value per share; 10,000,000 shares of Class A Stock, $.01 par value per share; and 10,000,000 shares of Preferred Stock, $.10 par value per share). As of the Record Date, 37,789,746 shares of Common Stock were issued and outstanding. The Company has not issued any shares of Class A Stock or Preferred Stock. Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

     Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. However, because stockholders holding at least a majority of the voting rights of all outstanding shares of Common Stock as at the Record Date have voted in favor of the foregoing proposal by resolution dated October 10, 2004; and having sufficient voting power to approve such proposals through their ownership of Common Stock, no other stockholder consents will be solicited in connection with this Information Statement.

     Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on October 26, 2004.

     The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and the Company will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of October 20, 2004 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Each person's address is c/o Odyssey Pictures Corporation, 16910 Dallas Parkway, Suite 104, Dallas Texas 75248.


Name of                                 Shares                     Percentage of
Beneficial Owner          Status        Beneficially Owned (1)     Class
----------------          ------        ------------------         -----
Patrick Speeckaert       Director             2,000                    10

John Foster              Director,            2,000                    10
                         President

Kjell Larsson            Director         1,518,055                  4.7%

All Executive
Officers &
Directors As
A Group (4 Persons)            --         1,522,055                  4.7%

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of October 20, 2004 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.


10 Less than 1%


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In April, 1997, Robert E. Miller, Jr. (who resigned as a Director during the fiscal year ended June 30, 2000) made a loan to the Company in the amounts of $25,000. The loan was payable on demand, accrued interest at the rate of 9.25% per annum, and was secured by a collateral assignment of the Company's $300,000 receivable due from Kinnevik. See "Business-Sales of Distribution Rights." In consideration of making the loan, the lender received a five-year warrant to purchase 25,000 shares of common stock of the Company, exercisable at $1.00 per share. Mr. Miller agreed to a rollover of his loan to be paid from the proceeds of a second Kinnevik receivable due in September, 1998. In consideration of the rollover, Mr. Miller received 12,500 warrants, exercisable over a five-year period at $1.00 per share. Mr. Miller's loan was rolled over for a subsequent six month period on an unsecured basis with interest at the rate of 10% per annum. Mr. Miller thereafter agreed to another six-month rollover (through September, 1999), in consideration of which he received an additional 12,500 warrants exercisable over a five-year period at $1.00 per share, an increase in the interest rate on his loan to 12% per annum, and an extension on the expiration date of all warrants issued in connection with his loan to the year 2004. In December, 1999, Mr. Miller converted his $25,000 loan into 57,876 shares of common stock of the Company at a conversion price of approximately $.43 per share. The "per share" price was based upon a formula of a predetermined and mutually agreed-upon discount to the market and was expensed in interest during that period, as well as credited from short-term notes during that same period

     In June, 1998, the Company entered into the following related party transactions with E3 Sports New Mexico, Inc., a company which is an affiliate of Mr. Schotte and Mr. Koshakji and in which the Company holds a minority interest:
(i) the Company purchased a $25,000 sponsorship from the Albuquerque Geckos, the professional soccer team owned by the affiliate; and (ii) the Board authorized the Company to loan up to $100,000 to the affiliate, payable no later than July 15, 1999 with interest at 15% per annum (the loan is secured by 10,000 shares of E3 Sports new Mexico, Inc.). The loan is currently outstanding.

     In July, 1998, the Company entered into the following related party transactions with Media Trust S.A., a company which is an affiliate of Mr. Schotte and in which the Company holds a minority interest: (i) the Company agreed to make a $2,500 loan to the affiliate, payable in one year with interest at 15% per annum; (ii) the Company engaged the affiliate to introduce prospective investors to the company, in exchange for which the affiliate will receive 10% of any investments made in the Company by persons or entities introduced by the affiliate, together with five-year warrants (100 warrants per $1,000 invested) at an exercise price equal to the market price of the Company's stock on the date of the investment. In connection with convertible loans made to the Company in 1998 by Belgian investors in the aggregate amount of approximately $100,000, and the purchase of 625,000 shares of common stock of the Company by Lecoutere Finance, S.A. in December, 1998 (see below), a total of 29,540 five-year warrants have been issued to Media Trust, S.A. with exercise prices ranging from $.38 per share to $.98 per share. The $2,500 loan to Media Trust S.A. was outstanding as of June 30, 2001 along with the reconciliation of commissions, if any, which may have been due to Media Trust. As of June 30, 2002, the company has offset certain receivables to any outstanding balances, except for the fact that there are five unsecured promissory notes that, although they are with individuals directly, have been booked under `notes payable' Media Trust.

     During the fiscal year ended June 30, 2000, Mr. Koshakji loaned the Company approximately $2,500, with such loan bearing interest at the rate of 18% per annum (the same interest rate being charged to Mr. Koshakji for such funds).

     In April, 1999, the Company purchased a refundable option for $60,000 to be the exclusive worldwide distributor of a motion picture entitled "HARA." The film is an action martial arts love story and was expected to start pre-production in January, 2001. Former Management of the Company owns an indirect 50% equity interest in Red Sun Productions, Inc., a production company, which owns all rights to the film "HARA." The determination of the disposition of this advance has not been decided upon as o the close of business on June 30, 2002 although the Company wishes to seek its refund on any outstanding advances in general.

     Commencing in January of 2000, the Company accrued rent expense at the rate of $1,000 per month for the use of office space in Luxembourg which is owned by Media Trust, S.A, a company affiliated with Mr. Schotte, the former CEO and Chairman of the Company. As of June 30, 2002, there are no outstanding balances owed in relation to this rent expense and the company has no further agreement for lease of rental space under this former arrangement.

     In February, 2000, the maturity date of 500,000 common stock purchase warrants held by Lecoutere Finance S.A. (an affiliate of Mr. Schotte) was extended for an additional seven-year period through February 25, 2007. The warrants were originally issued to Mr. Schotte and other investors in February, 1997 in connection with a capital investment in the Company of $375,000. The warrants were originally scheduled to expire on February 25, 2000. At the time of the original investment, Mr. Schotte was not affiliated with the Company. The warrants will continue to have the same exercise price of $1.06 per share.

     In April of 2001, the Company's subsidiary, Odyssey Ventures Online Holding S.A. formulated a subscription document in Luxembourg, specific to non-US investors in seeking a capital amount totaling 5.0 million US Dollars. As of the close of business on June 30, 2001, there were no subscribers or participants in the subscription document and non were expected to participate in the near future.

     In May of 2001, management entered into discussion regarding the possible restructure of the present management for and in consideration of certain adjustments to the operational direction of company. It is contemplated that certain assets and liabilities would be taken over by Mr. Schotte in an effort to streamline the debts of Odyssey and the directions of its subsidiary, Odyssey Ventures Online Holding S.A. During such a transition, Mr. Schotte would step down as an employee of the Corporation to manage the subsidiary. The intention would be to transact the eventual purchase or split of the subsidiary for certain consideration. Such a transaction would be noted in forthcoming quarterly reports, if approved and enacted upon. This transition would place Mr. Foster in the position of CEO and Chairman of the Board. The Board has scheduled such a meeting to occur on or before the end of October 2001.

     On July 6 2001, the Board voted on the assignment of Mr. Foster to CEO and Chairman of the Board of Odyssey Pictures Corporation. Mr. Schotte resigned as CEO and Chairman and was appointed the position of Executive Vice Chairman on the Board. This change was due to the approved transition by the Board for the further growth plans of Odyssey. Mr. Schotte resigned from his board position on December 12th. Mr. Pierre Koshakji, a previous President and Secretary of the Company, resigned on December 9th. On January 3, 2002 the board of directors filled these two vacancies with Mr. Peter Bucher and Mr. Kjell Larsson by unanimous vote of the board.

              AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION
                TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK
                         FROM 40,000,000 TO 100,000,000

         On October 10, 2004, the majority stockholders of the Company approved an amendment to the Company's Articles of Incorporation, as amended, to replace Article Fourth, Section (a) in its entirety, which will result in an increase to the number of authorized shares of Common Stock. The Company's Articles of Incorporation, as amended, currently authorizes for issuance 40,000,000 shares of Common Stock. The approval of this amendment to the Articles of Incorporation will increase the Company's authorized shares of Common Stock to 100,000,000. Of the Company's currently authorized 40,000,000 shares of Common Stock, approximately 37,789,746 shares are outstanding as of the Record Date. The Board believes that the increase in authorized common shares would provide the Company greater flexibility with respect to the Company's capital structure for such purposes as additional equity financing, and stock based acquisitions.

         Upon approval of the amendment to increase the Company's authorized shares of Common Stock from 40,000,000 to 100,000,000, the text of Article Fourth, Section (a) of the Articles of Incorporation, as proposed to be amended will read:


(a) The total number of shares of capital stock which the Corporation is authorized to issue is 120,000,000 shares of which:

     (i) 10,000,000 shares shall be designated as Preferred Stock, par value $0.10. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other annual rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors;

     (ii) 10,000,000 shares shall be designated as Class A Stock, and shall have a par value of $0.01 per share; and

     (iii)100,000,000 shall be designated as common stock, and shall have a par value of $0.01 per share.


Increase in Authorized Common Stock
-----------------------------------

     The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of Common Stock will reduce the current stockholders' percentage ownership interest in the total outstanding shares of Common Stock. This amendment and the creation of additional shares of authorized common stock will not alter the current number of issued shares. The relative rights and limitations of the shares of Common Stock will remain unchanged under this amendment.

     As of the Record Date, a total of 37,789,746 shares of the Company's currently authorized 40,000,000 shares of Common Stock are issued and outstanding. The increase of the Company's authorized shares relates to the sale of up to 15,032,000 shares of common stock that may be issued to and sold by existing convertible debenture holders and warrant holders. The increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

     The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

     Except for the following, there are currently no plans, arrangements, commitments or understandings for the issuance of the additional shares of Common Stock which are proposed to be authorized:


Convertible Debenture and Warrant
---------------------------------

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement in June 2004 for the sale of (i) a $150,000 convertible debenture and (ii) a warrant to buy up to 1,500,000 shares of our common stock.

     The debenture bears interest at 8%, matures two years from the date of issuance and is convertible into shares of our common stock. The number of common shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by eleven, minus the product of the conversion price, multiplied by ten times the dollar amount of the debenture being converted, divided by the conversion price. The conversion price is equal to the lesser of (i) $.25; or (ii) 80% of the average of the three lowest prices during the 20 trading days before but not including the conversion date. The full principal amount of the convertible debenture is due upon default under the terms of convertible debenture. See the Sample Debenture Conversion Calculation below.

     The warrant expires in June 2006 and is exercisable at $1.00 per share. The warrant holder is obligated to exercise the warrant concurrently with the conversion of the debenture for a number of shares equal to ten times the dollar amount of the debenture being converted. See the Sample Warrant Exercise Calculation below.

     The debenture holder and warrant holder has agreed to convert at least 5% but no more than 10% of the face value of the debenture and warrant each month after the shares of common stock underlying the debenture and warrant have been registered for resale with the Securities and Exchange Commission.

     The conversion price of the debenture and the exercise price of the warrant may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the debenture holder and warrant holder's position.

     The debenture holder and warrant holder has contractually agreed to restrict its ability to convert or exercise the debenture and warrant and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Sample Debenture Conversion Calculation
---------------------------------------

     The number of common shares into which the debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by eleven, minus the product of the conversion price multiplied by ten times the dollar amount of the debenture being converted, divided by the conversion price. For example, assuming conversion of a $150,000 debenture on July 1, 2004, a conversion price of $0.096 per share, the number of shares issuable upon conversion would be:

     [($150,000 x 11) - ($.096 x (10 x  $150,000))]/.096  = 15,687,500 shares of common stock

Sample Warrant Exercise Calculation
-----------------------------------

     The warrant holder is obligated to exercise the warrant concurrently with the conversion of the debenture for a number of shares equal to ten times the dollar amount of the debenture being converted. Based on the above Sample Debenture Conversion Calculation, the debenture holder converted $150,000 of the debenture. Accordingly, the warrant holder is obligated to exercise the warrant into the following number of common shares for an aggregate exercise price equal to $1,500,000:

     $150,000 x 10 = 1,500,000 shares of common stock


              Risks Relating to the Securities Purchase Agreement
              ---------------------------------------------------

     The market price of our common stock may decline because there are a large number of shares underlying our convertible debentures, and warrants that may be available for future sale and the sale of these shares may depress the market price.

     The market price of our common stock may decline because there are a large number of shares underlying our convertible debentures, and warrants that may be available for future sale and the sale of these shares may depress the market price. As of October 12, 2004, we had 25,000,000 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 15,687,500 shares of common stock at current market prices, and outstanding options and warrants to purchase up to 5,598,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. All of the shares included in this prospectus may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

     The continuously adjustable conversion price feature of our convertible debentures could require us to issue a substantially greater number of shares to the selling stockholder, which will cause dilution to our existing stockholders.

     Our  obligation  to  issue  shares  upon   conversion  of  our  convertible
securities is essentially limitless.

     The following is an example of the amount of shares of our common stock that is issuable to the selling stockholder, upon conversion of our convertible debentures, based on market prices 25%, 50% and 75% below the closing bid price on October 21, 2004 of $0.09.

                                           With
 % Below Market    Price Per Share   Discount of 20%  Number of Shares Issuable
---------------    ---------------   ---------------  -------------------------
      25%                 $.07             $.054             29,055,556
      50%                 $.05             $.036             44,333,333
      75%                 $.02             $.018             90,166,667


     The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the debenture holder and warrant holder may ultimately convert and sell the full amount issuable on conversion. Although the debenture holder and warrant holder may not convert the convertible note and/or exercise the warrants if such conversion or exercise would cause it to own more than 4.99% of our outstanding common stock, this restriction does not prevent the debenture holder and warrant holder from converting and/or exercising some of its holdings and then converting the rest of its holdings. In this way, the debenture holder and warrant holder could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

     The continuously adjustable conversion price feature of our convertible debentures may encourage investors to make short sales in our common stock, which could have a depressive effect on the price of our common stock.

     The convertible debenture is convertible into shares of our common stock at a 20% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the debenture holder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The debenture holder could sell common stock into the market in anticipation of covering the short sale by converting its securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may lower the market price of the common stock.

                             ADDITIONAL INFORMATION


     The Company's annual report on Form 10-K for the fiscal year ended June 30, 2004 will be available to you upon filing, expected November 17, 2004. The Company will furnish a copy of any exhibit thereto or other information upon request by a stockholder to John W. Foster, Chairman of the Board, Odyssey Pictures Corporation, 16910 Dallas Parkway, Suite 104, Dallas, Texas 75248;
(972) 818-7990.

                          By Order of the Board of Directors,

                          /s/ John W. Foster
                          --------------------------------
                          President and CEO






October 26, 2004













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
EXHIBIT A
                          ODYSSEY PICTURES CORPORATION
                       WRITTEN CONSENT IN LIEU OF MEETING
                                      OF A
                          MAJORITY OF THE SHAREHOLDERS


     The  undersigned,  constituting a majority of the  shareholders  of Odyssey
Pictures Corporation, a Nevada corporation (the "Company"), hereby consent to and adopt the following resolution pursuant to sections 78.320 and 78.390 of the Nevada General Corporation Law:

     RESOLVED, that the board of directors of the Company are hereby authorized to amend and replace Article Fourth Section (a) of the Certificate of Incorporation of the Company to read as follows:

(b) The total number of shares of capital stock which the Corporation is authorized to issue is 120,000,000 shares of which:

     (i) 10,000,000 shares shall be designated as Preferred Stock, par value $0.10. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other annual rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

     (ii) 10,000,000 shares shall be designated as Class A Stock, and shall have a par value of $0.01 per share; and

     (iii)100,000,000 shall be designated as common stock, and shall have a par value of $0.01 per share.

     RESOLVED, that the officers and directors of the Company are hereby authorized and directed on behalf of and in the name of the Company to take such action, and execute such documents to effectuate the transactions and other matters authorized hereby.

     The action taken by this consent shall have the same force and effect as if taken at a meeting of shareholders of the Company, duly called.

     IN WITNESS WHEREOF, the undersigned being a majority of the shareholders of the Company has executed this consent as of this 10th day of October 2004.





-------------------------
Name:
Number of shares voted:


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